Name of Registrant:
Templeton Emerging Markets Fund

File No. 811-04985

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 25, 2011. The purposes of the meeting was to elect four (4) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2011. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Harris J. Ashton, Frank J. Crothers, Edith E. Holiday and
J. Michael Luttig* and the ratification of PricewaterhouseCoopers LLP.
No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Trustees:


                               % of      % of            % of     % of Shares
                            outstanding Shares        outstanding Present and
Term Expiring 2014    For      Shares   Voted  Withheld Shares       Voting
Harris J.Ashton   13,720,975   75.87%   96.79%  454,584  2.51%       3.21%
Frank J.Crothers  13,756,013   76.06%   97.04%  419,546  2.32%       2.96%
Edith E.Holiday   13,278,904   73.42%   93.67%  896,655  4.96%       6.33%
J.Michael Luttig  13,760,491   76.09%   97.07%  415,068  2.30%       2.93%

*Ann Torre Bates, Charles B. Johnson, Gregory E. Johnson, David W. Niemiec, Frank A. Olson, Larry D. Thompson, Constantine D. Tseretopoulos and
Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2011.

	  Shares Voted     % of outstanding Shares    % of Voted Shares
For        13,987,542             77.34%                   98.67%
Against        78,513              0.43%                    0.56%
Abstain       109,504              0.61%                    0.77%
Total      14,175,559             78.38%                  100.00%